Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Invesco Galaxy Bitcoin ETF of our report dated December 29, 2023 relating to the financial statement of Invesco Galaxy Bitcoin ETF, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 29, 2023